EXHIBIT 99.1

Broadwind Announces Second Quarter 2020 Results

CICERO, Ill., Aug. 05, 2020 (GLOBE NEWSWIRE) -- Broadwind (NASDAQ: BWEN), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced results for the second quarter 2020.

2Q20 HIGHLIGHTS

  Total revenue of $54.9 million (+33% y/y)
  Total gross margin of 9.9% (+40 bps y/y)
  Total net income of $0.5 million, or $0.03 per basic share
  Total non-GAAP adjusted EBITDA of $2.9 million (+50% y/y)
  Total cash and availability of $21.9 million (+$13.8 million y/y)

For the three months ended June 30, 2020, the Company reported total sales of $54.9 million, an increase of 33.4% when compared to the prior-year period.  Broadwind reported net income of $0.5 million, or $0.03 per basic share in the second quarter 2020, compared to a net loss of ($1.0) million, or ($0.06) per basic share, in the second quarter 2019.  The Company reported adjusted EBITDA of $2.9 million in the second quarter 2020, compared to $1.9 million in the prior-year period.

Significant revenue growth in the Heavy Fabrications and Industrial Solutions segments more than offset a decline in Gearing segment revenue during the second quarter 2020.  Heavy Fabrications segment revenue increased by more than 50% on a year-over-year basis in the second quarter, driven by customer demand to support the expected increase of wind turbine installations and as a result of diversification traction in mining and other industrial markets.  Industrial Solutions segment revenue also increased by 50%, given increased demand for natural gas turbine components, while Gearing segment revenue declined by 25%, as select customers postponed scheduled purchases into future periods given general economic uncertainty resulting from the novel coronavirus (COVID-19).

STRATEGY UPDATE

During the second quarter, Broadwind continued to execute on a multi-year strategy focused on (1) market expansion across key verticals (2) improved operating efficiency and plant utilization; and (3) disciplined capital management.

  Diverse market focus.  Revenue derived from customers in the wind, industrials, steel and natural gas turbine markets all increased in the second quarter 2020.  Total wind-related revenues increased 40% year-over-year in the period.  The Company remains a key supplier to the global on-shore wind energy industry and has begun to evaluate new, off-shore wind customer opportunities that leverage its existing expertise.

  Increased operating efficiency.  As of August 5, 2020, the Company had booked more than 90% of its optimal wind tower production capacity through year-end 2020.  Broadwind sold 320 wind tower sections in the second quarter 2020, versus 201 sections in the prior-year period.

  Disciplined capital management.  Total cash and availability under outstanding credit facilities increased $2.9 million sequentially and $13.8 million compared to the prior year second quarter.  As of June 30, 2020, the ratio of net debt to trailing twelve-month adjusted EBITDA was 1.4x, after excluding the $9.1 million in loans received under the Paycheck Protection Program.

MANAGEMENT COMMENTARY

“Despite continued macro uncertainty related to the COVID-19 pandemic, our business performed well during the second quarter, guided by our long-term focus on end-market diversification, lean manufacturing processes and disciplined capital management,” stated Eric Blashford, CEO of Broadwind.  “Total revenue increased by more than 30% when compared to the prior-year period, resulting in our second consecutive quarter of profitability.  This strong performance was supported by broad-based revenue growth across our core wind, industrials, steel and natural gas turbine markets during the period.”

“To-date, we have booked approximately 90% of our optimal wind tower production capacity for the full-year 2020,” continued Blashford.  “We sold 320 wind tower sections during the second quarter, an increase of nearly 60% when compared to the year-ago period.  For the full-year 2020, we anticipate Broadwind will generate year-over-year growth in revenue, net income and adjusted EBITDA,” continued Blashford.  “We expect our financial performance in the second half of 2020 will be largely comparable to what we achieved during the first half of the year, with our internal forecast calling for strong sequential growth between the second and third quarters of 2020.”

“We believe the offshore wind market remains a significant, untapped opportunity for Broadwind,” continued Blashford.  “We are currently evaluating strategic alternatives that have the potential to provide an attractive entry point into offshore wind.  As an established producer of onshore wind towers, the transition to offshore represents a natural progression for our business, one with the potential to drive sustained demand for our expertise.”

“While we are encouraged by the demand drivers for wind energy and our diversification progress, demand within our markets has begun to soften, as customer projects are postponed due to the impact of COVID-19,” continued Blashford.  “Looking ahead, we anticipate this uncertainty will impact our fourth quarter results, with expectations for a recovery during the first half of 2021.”

“We exited the second quarter with cash and liquidity of nearly $22 million, up from $8 million in the prior-year period,” concluded Blashford.

ORDERS AND BACKLOG

Total orders increased 17% to $39.6 million in the second quarter, versus $33.8 million in the first quarter 2020, supported by increased demand for wind towers.  Heavy Fabrications segment orders declined compared to the prior year quarter, as wind turbine original equipment manufacturers secured production capacity in advance of historical lead times, given expectations for a surge in new wind tower installations during 2020.

Gearing segment orders declined sequentially mainly due to continued softness in domestic oil and gas production, a market that represented less than 15% of segment orders in the second quarter.  Other markets within the Gearing segment also realized lower new order demand, primarily due to delayed or reduced capital purchases by customers due to the general economic uncertainty resulting from the COVID-19 pandemic.  Industrial Solutions segment orders declined sequentially during the second quarter due to a modest decline in natural gas turbine orders.

Total backlog declined 12% sequentially in the second quarter to $112.1 million, as COVID-19 related delays postponed the timing of customer orders.  As of June 30, 2020, Heavy Fabrications represented approximately 76% of total Company backlog.

SEGMENT RESULTS

Heavy Fabrications Segment
Broadwind provides large complex and precision fabrications to customers in a broad range of industrial markets.  Key products include wind towers and industrial fabrications, including mining and material handling components and other frames/structures.

Heavy Fabrications segment sales increased by $14.6 million to $43.6 million in the second quarter, when compared to the prior year period, primarily due to strong demand for wind towers.  Total operating income increased $2.9 million to $3.2 million, when compared to the second quarter 2019.  Segment non-GAAP adjusted EBITDA increased $2.7 million to $4.2 million, when compared to the second quarter 2019.  Second quarter segment performance was primarily driven by growth in customer demand for wind towers.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil & gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.

Gearing segment sales declined by $2.3 million to $6.9 million in the second quarter, when compared to the year-ago period, due primarily to lower order intake from oil and gas customers.  The Gearing segment reported an operating loss of ($0.7) million, versus operating income of $0.9 million in the prior-year period. Segment non-GAAP adjusted EBITDA declined $1.6 million to ($0.1) million, when compared to the second quarter 2019.  Second quarter segment performance was driven by lower sales across each major end-market.  This decline was driven by the continuation of the COVID-19 pandemic and lower oil prices, which led customers to temporarily postpone orders and delay approximately $2.0 million of previously scheduled purchases into future periods.

Industrial Solutions Segment
Broadwind provides supply chain solutions, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine market.

Industrial Solutions segment sales increased by $1.5 million to $4.4 million in the second quarter, when compared to the year-ago period.  Total operating income increased by $0.2 million to $0.2 million in the second quarter, when compared to the prior-year period.  Segment non-GAAP adjusted EBITDA increased $0.2 million to $0.4 million, when compared to the second quarter 2019.  Second quarter segment performance was driven primarily by higher sales associated with new gas turbine content and improved operating efficiencies.

BALANCE SHEET

As of June 30, 2020, Broadwind had cash and availability under outstanding credit facilities of $2.1 million and $19.8 million, respectively.  Total cash and liquidity increased by $13.8 million to $21.9 million at June 30, 2020, when compared to June 30, 2019.

Total debt and finance leases were $25.3 million as of June 30, 2020. During the current year quarter, the Company received $9.1M of proceeds from the Paycheck Protection Program (PPP), which was established under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).  Under the terms of the CARES Act, the PPP loans, accrued interest and fees may be forgiven following a period of twenty-four weeks after PPP loan proceeds are received if they are used for qualifying expenses as defined by the Cares Act, which are subject to certain exclusions based on the number of full time equivalents retained and maintaining at least 75% of the level of compensation during the covered period.  The Company used the PPP loan proceeds to pay for payroll costs and on other eligible expenses, consistent with the terms of the PPP and plans to submit its forgiveness applications to its lender in Q3, 2020.

SECOND QUARTER 2020 CONFERENCE CALL

Broadwind will host a conference call today, August 5, 2020, at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.  A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Broadwind’s website at www.BWEN.com/Investors.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-9716
International Live:	201-493-6779

To listen to a replay of the teleconference, which will be available through August 12, 2020:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13706212

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges and other non-cash gains and losses) as supplemental information regarding the Company’s business performance.  The Company’s management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions.  The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, which allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions  with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the CARES Act, including our ability to receive forgiveness of the PPP Loans; (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by our Current Report on Form 8-K filed April 17, 2020 . We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

An attachment accompanying this release can be found at:
https://www.globenewswire.com/NewsRoom/AttachmentNg/a7adf909-b0b7-434b-b21a-c4c062b048e9

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$2,119	$2,416
Accounts receivable, net	26,119	18,310
Inventories, net	37,611	31,863
Prepaid expenses and other current assets	1,739	2,124
Total current assets	67,588	54,713
LONG-TERM ASSETS:
Property and equipment, net	46,382	46,940
Operating lease right-of-use assets	19,490	15,980
Intangible assets, net	4,553	4,919
Other assets	439	314
TOTAL ASSETS	$138,452	$122,866

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$13,046	$12,917
Current portion of finance lease obligations	1,032	546
Current portion of operating lease obligations	1,582	1,326
Accounts payable	21,901	21,876
Accrued liabilities	5,096	4,911
Customer deposits	21,716	22,717
Total current liabilities	64,373	64,293
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	9,500	505
Long-term finance lease obligations, net of current portion	1,769	673
Long-term operating lease obligations, net of current portion	19,931	16,591
Other	80	44
Total long-term liabilities	31,280	17,813
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,113,616 and 16,830,930 shares issued as of June 30, 2020 and December 31, 2019, respectively	17	17
Treasury stock, at cost, 273,937 shares as of June 30, 2020 and December 31, 2019, respectively	(1,842)	(1,842)
Additional paid-in capital	383,917	383,361
Accumulated deficit	(339,293)	(340,776)
Total stockholders' equity	42,799	40,760
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$138,452	$122,866

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues	$54,926	$41,169	$103,560	$82,829
Cost of sales	49,509	37,277	91,971	75,388
Restructuring	-	-	-	12
Gross profit	5,417	3,892	11,589	7,429

OPERATING EXPENSES:
Selling, general and administrative	4,198	3,895	8,507	7,723
Intangible amortization	184	203	367	406
Total operating expenses	4,382	4,098	8,874	8,129
Operating income (loss)	1,035	(206)	2,715	(700)

OTHER EXPENSE, net:
Interest expense, net	(474)	(773)	(1,147)	(1,309)
Other, net	(1)	(16)	(3)	(17)
Total other expense, net	(475)	(789)	(1,150)	(1,326)

Net income (loss) before provision for income taxes	560	(995)	1,565	(2,026)
Provision for income taxes	31	23	83	34
NET INCOME (LOSS)	$529	$(1,018)	$1,482	$(2,060)

NET INCOME (LOSS) PER COMMON SHARE - BASIC:
Net income (loss)	$0.03	$(0.06)	$0.09	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	16,761	16,046	16,678	15,917

NET INCOME (LOSS) PER COMMON SHARE - DILUTED:
Net income (loss)	$0.03	$(0.06)	$0.09	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	17,125	16,046	16,934	15,917

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,482	$(2,060)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	3,194	3,390
Deferred income taxes	21	(5)
Change in fair value of interest rate swap agreements	157	26
Stock-based compensation	556	510
Allowance for doubtful accounts	34	(12)
Common stock issued under defined contribution 401(k) plan	-	392
Gain on disposal of assets	-	(1)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(7,843)	(2,806)
Inventories	(5,748)	(13,088)
Prepaid expenses and other current assets	385	16
Accounts payable	520	3,306
Accrued liabilities	28	540
Customer deposits	(1,001)	(4,946)
Other non-current assets and liabilities	(23)	127
Net cash used in operating activities	(8,238)	(14,611)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(929)	(1,183)
Proceeds from disposals of property and equipment	-	1
Net cash used in investing activities	(929)	(1,182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	93,358	91,007
Payments on line of credit	(92,768)	(75,370)
Proceeds from long-term debt	9,530	-
Payments on long-term debt	(822)	(462)
Principal payments on finance leases	(428)	(485)
Net cash provided by financing activities	8,870	14,690
		-

NET DECREASE IN CASH	(297)	(1,103)
CASH beginning of the period	2,416	1,177
CASH end of the period	$2,119	$74

BROADWIND, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
ORDERS:
Heavy Fabrications	$31,401	$96,328	$46,916	$108,839
Gearing	3,731	5,572	16,151	12,707
Industrial Solutions	4,426	2,712	10,300	7,072
Total orders	$39,558	$104,612	$73,367	$128,618

REVENUES:
Heavy Fabrications	$43,614	$28,970	$81,983	$57,264
Gearing	6,922	9,266	13,149	19,293
Industrial Solutions	4,397	2,933	8,435	6,272
Corporate and Other	(7)	-	(7)	-
Total revenues	$54,926	$41,169	$103,560	$82,829

OPERATING PROFIT/(LOSS):
Heavy Fabrications	$3,199	$318	$6,740	$96
Gearing	(651)	913	(912)	2,300
Industrial Solutions	217	28	410	(256)
Corporate and Other	(1,730)	(1,465)	(3,523)	(2,840)
Total operating profit/(loss)	$1,035	$(206)	$2,715	$(700)

BROADWIND, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income/(Loss)	$529	$(1,018)	$1,482	$(2,060)
Interest Expense	474	773	1,147	1,309
Income Tax Provision	31	23	83	34
Depreciation and Amortization	1,581	1,628	3,194	3,390
Share-based Compensation and Other Stock Payments	248	493	562	929
Restructuring Costs	-	-	-	12
Adjusted EBITDA (Non-GAAP)	2,863	1,899	6,468	3,614

Heavy Fabrications Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income/(Loss)	$2,467	$186	$5,165	$(49)
Interest Expense	89	63	194	129
Income Tax Provision/(Benefit)	643	54	1,381	1
Depreciation	939	978	1,903	2,073
Share-based Compensation and Other Stock Payments	60	214	102	379
Restructuring Expense	-	-	-	12
Adjusted EBITDA (Non-GAAP)	$4,198	$1,495	$8,745	$2,545

Gearing Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (Loss)/Income	$(674)	$796	$(988)	$2,096
Interest Expense	20	113	70	195
Income Tax Provision	2	4	6	9
Depreciation and Amortization	503	483	1,015	965
Share-based Compensation and Other Stock Payments	25	102	40	194
Adjusted EBITDA (Non-GAAP)	$(124)	$1,498	$143	$3,459

Industrial Solutions Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Income/(Loss)	$197	$4	$356	$(274)
Interest Expense	10	-	10	1
Income Tax Provision/(Benefit)	9	23	40	14
Depreciation and Amortization	106	122	210	244
Share-based Compensation and Other Stock Payments	31	13	50	26
Adjusted EBITDA (Non-GAAP)	$353	$162	$666	$11

Corporate and Other	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Loss from continuing operations	$(1,461)	$(2,004)	$(3,051)	$(3,833)
Interest Expense	355	597	873	984
Income Tax (Benefit)/Provision	(623)	(58)	(1,344)	10
Depreciation and Amortization	33	45	66	108
Share-based Compensation and Other Stock Payments	132	164	370	330
Adjusted EBITDA (Non-GAAP)	$(1,564)	$(1,256)	$(3,086)	$(2,401)

CORPORATE CONTACT

Jason Bonfigt
Investor@BWEN.com